Exhibit 10.8


                              The Shaar Fund, Ltd.
                        c/o Shaar Advisory Services Ltd.
                       62 King George Street, Apartment 4F
                                Jerusalem, Israel


                                                          May 1, 2001

Cross Media Marketing Corporation
461 Fifth Avenue, 19th Floor
New York, New York 10019


Ladies and Gentlemen:

               This letter sets forth our agreement as follows:

               1. The undersigned is the holder of all of the issued and outstanding shares of the Series A Convertible Preferred Stock (the "Series A Shares") of Cross Media Marketing Corporation (the "Company"). The Corrected Certificate of Designation relating to the Series A Shares (the "Certificate") provides that, so long as any Series A Shares are outstanding, the Company may not redeem, purchase or otherwise acquire Junior Securities (as defined in the Certificate) unless the full accrued and unpaid cumulative dividends required to be paid on all outstanding Series A Shares through the date of such redemption, purchase or acquisition have been paid or set apart for payment.

               2. The Company has advised the undersigned that it proposes to enter into a transaction (the "Transaction") pursuant to which it will purchase 600,000 shares of Common Stock held by Richard Prochnow at a price of $3.00 per share (the "Purchase Price") and that said Purchase Price will be paid through the cancellation of $1,800,000 of outstanding indebtedness of Mr. Prochnow to the Company.

               3. The undersigned hereby confirms and agrees that, notwithstanding the provisions of the Certificate to the contrary, the Company may consummate the Transaction described in paragraph 2 above without paying accrued and unpaid dividends on the Series A Shares. Such dividends will be due and payable on the next regularly scheduled Dividend Payment Due Date or as otherwise provided in the Certificate.

               4. This Agreement will be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Any claims or disputes relating in any way to this Agreement shall be submitted to the New York State courts or the United States District Court for the Southern District of New York. The parties hereby consent to such venue and the personal jurisdiction of such courts and agree not to contest such venue or assert any claim to move the claim or dispute to another venue or forum. This Agreement supersedes all previous written or oral understandings between the parties relating to the subject matter hereof. This Agreement may be amended only in a writing signed by both of the parties hereto.


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               If the foregoing correctly sets forth our understanding, please so indicate by signing an enclosed counterpart of this Agreement and returning it to the undersigned, whereupon it will constitute a binding agreement between us. This Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

                                            Very truly yours,

                                            THE SHAAR FUND LTD.


                                            By: Levinson Capital Management


                                            By: /s/ Sam Levinson
                                               --------------------------------
                                               Manager

Accepted and agreed to as of the date first above written:

CROSS MEDIA MARKETING CORPORATION


By: /s/ Ronald Altbach
   ------------------------------
   Ronald Altbach
   Chairman of the Board and Chief Executive Officer